UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West
Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2015, Alliqua BioMedical, Inc. (the “Company”), each of the Company’s subsidiaries and Perceptive Credit Opportunities Fund, L.P. (“Perceptive”) entered into a Credit Agreement and Guaranty (the “Credit Agreement”). The Credit Agreement provides for a senior secured term loan in a single borrowing to the Company in the principal amount of approximately $15.5 million. The term loan was drawn in full on May 29, 2015, and the proceeds of the term loan were used to fund the cash portion of the Closing Consideration (as defined below). The Credit Agreement supersedes the Commitment Letter, dated February 2, 2015, as subsequently amended on March 10, 2015, by and between the Company and Perceptive.

The repayment of the term loan and the Company’s other obligations under the Credit Agreement are guaranteed by each of the Company’s subsidiaries. Pursuant to the terms and conditions of the Pledge and Security Agreement, dated May 29, 2015, among the Company, each of its subsidiaries and Perceptive, the Company’s and the subsidiaries’ obligations under the Credit Agreement are secured by a first priority lien on all of the existing and after acquired tangible and intangible assets, including intellectual property, of the Company and its subsidiaries.

The full unpaid principal amount of the term loan will mature on May 29, 2019 (the “Maturity Date”). Prior to maturity, on the last business day of each calendar month following May 29, 2017, the Company will be required to make monthly principal payments of $225,000,with any remaining unpaid balance of the term loan being payable in cash on the Maturity Date.

The Credit Agreement requires the Company to prepay the outstanding principal amount of the term loan with 100% of the net cash proceeds received from specified asset sales, issuances or sales of equity and incurrences of borrowed money indebtedness, subject to certain exceptions. In addition, the Company may voluntarily prepay the term loan upon five days prior written notice to Perceptive. The Company will incur an incremental fee for any repayments or prepayments other than the required monthly principal payments made prior to the third anniversary of the Closing Date. The Company is required to pay an exit fee when the term loan is paid in full equal to the greater of 1% of the outstanding principal balance immediately prior to the final payment and $100,000.

The outstanding principal amount of the term loan under the Credit Agreement bears interest at a rate per annum equal to the sum of (i) the greater of LIBOR and 1%, plus (ii) an applicable margin of 9.75%, and is subject to increase by 4% per annum upon the occurrence and continuance of any event of default thereunder.

The Credit Agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement, including limitations on additional indebtedness, liens, asset sales and acquisitions, among others. In addition, the Credit Agreement requires the Company and its subsidiaries to maintain a monthly minimum balance of $2,000,000 in unrestricted, unencumbered cash and contains a consolidated total revenue covenant. The total consolidated revenue covenant requires the Company and its subsidiaries, on a consolidated basis, to have recognized a minimum amount of consolidated total revenue on a trailing twelve month basis as of the last day of each calendar quarter commencing with March 31, 2016. The minimum total consolidated revenue for the twelve month period ended March 31, 2016, is $16,335,000, which amount increases each subsequent calendar quarter to a maximum of $40,000,000 commencing with the twelve month period ended March 31, 2018.

In addition to other customary events of default, any termination of that certain License, Marketing and Development Agreement, dated November 14, 2013, by and between the Company and Anthrogenesis Corporation d/b/a Celgene Cellular Therapeutics, as amended, will constitute an event of default under the Credit Agreement.

In connection with the entry into the Credit Agreement and the making of the term loan, on May 29, 2015, the Company issued Perceptive a warrant (the “Warrant”) to purchase 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $5.5138 per share (the “Exercise Price”). Upon any exercise of the Warrant, the Exercise Price is payable in cash or, at Perceptive’s option, by withholding a number of shares then issuable upon exercise of the Warrant with an aggregate fair market value equal to the aggregate Exercise Price; provided, if Perceptive elects to withhold shares not less than one-half (1/2) of the aggregate Exercise Price payable as a result of any such exercise shall be in the form of a cash payment. In addition to customary anti-dilution adjustments, the Exercise Price is subject to weighted-average anti-dilution adjustments for issuances of shares of Common Stock at a price per share below the Exercise Price. The Company also granted Perceptive customary demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrant.

The foregoing description of the Credit Agreement, the Pledge and Security Agreement and the Warrant does not purport to be complete and is qualified in its entirety by reference to the copies of the Credit Agreement, the Pledge and Security Agreement and the Warrant attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 29, 2015, pursuant to the previously announced Agreement and Plan of Merger, dated February 2, 2015 (the “Merger Agreement”), by and among the Company, ALQA Cedar, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Celleration, Inc., a Delaware corporation (“Celleration”) and certain representatives of the Celleration stockholders, as identified therein, Celleration merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”).

At the effective time of the Merger (the “Effective Time”), without any action on the part of any holder, all outstanding shares of Celleration common stock, outstanding shares of Celleration Series AA preferred stock and in-the-money Celleration options and warrants immediately prior to the Effective Time were converted into the right to receive a pro rata amount of an aggregate purchase price equal to $30,415,000, consisting of 3,168,229 shares of the Company’s Common Stock and $15,207,500 in cash, subject to certain escrow holdbacks and post-closing adjustments (the “Closing Consideration”).

In addition to the Closing Consideration, the Company has also agreed to pay additional consideration (“Contingent Consideration”) upon the occurrence of certain events in the future, subject to the terms and conditions set forth in the Merger Agreement, including (i) subject to the approval of the MIST products by the National Institute for Health and Care Excellence of the United Kingdom before January 1, 2017 (the “NICE Approval”), 20% of the incremental net sales recognized from the acquired MIST products for the fiscal years ending December 31, 2016, 2017 and 2018 in excess of the net sales for the twelve calendar months immediately prior to receipt of the NICE Approval, payable in cash; (ii) shares of Common Stock with an aggregate value of $500,000 upon receipt of such NICE Approval (the “MIST Shares”) and (iii) three and one half times the incremental revenue generated from the acquired Celleration products for each of the fiscal years ending December 31, 2015 and 2016, payable in equal amounts of cash and shares of Common Stock (the “Earn-Out Shares”). The maximum number of shares of Common Stock paid by the Company as Earn-Out Shares and MIST Shares shall not exceed 9,500,000 shares of Common Stock; provided that (i) the aggregate cash consideration paid shall not exceed 60% of the total consideration paid to the Celleration equity holders and (ii) the Company shall use commercially reasonable efforts to issue the Celleration equity holders more than 9,500,000 shares of Common Stock in the event that the Celleration equity holders are entitled to such shares pursuant to the terms of the Merger Agreement. In addition, if a change of control occurs or the Company disposes of substantially all of the Celleration assets during the 2015 or 2016 fiscal year, Celleration equity holders will have the option of retaining their rights to the Contingent Consideration or receiving a one-time cash payment equal to $49,500,000 reduced by the Purchase Price and by the value of any Contingent Consideration payments paid prior to such event.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 2, 2015 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the issuance of the Warrant to Perceptive set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Warrant offered and issued to Perceptive was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and was issued in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act. Perceptive represented that it was an accredited investor (as defined by Rule 501 under the Securities Act).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, effective immediately following the Effective Time, the Company appointed Mark Wagner, who served as president, chief executive officer and a director of Celleration immediately prior to the Effective Time, to the Company’s board of directors (the “Board”), to serve for a term expiring at the Company’s next annual meeting of stockholders or until his successor is duly elected and qualified, or his earlier death, resignation or removal. In connection with Mr. Wagner’s appointment, the Board previously adopted resolutions to increase the size of the Board from seven directors to eight directors to be effective at the Effective Time.

In connection with his appointment, Mr. Wagner was granted stock options to purchase 15,000 shares of the Company’s Common Stock on May 29, 2015, with (i) an exercise price equal to $4.95 per share, which represents the closing price of the Company’s Common Stock on May 29, 2015 and (ii) one-twelfth (1/12) of the stock options vesting on the twenty-ninth day of each of the next twelve months, with the first such vesting date occurring on June 29, 2015, provided Mr. Wagner is providing services to the Company through the applicable vesting date, subject to the terms and conditions of the Alliqua BioMedical, Inc. 2014 Long-Term Incentive Plan and the Company’s standard form of stock option agreement.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 29, 2015, in connection with and immediately prior to the consummation of the Merger, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the following proposals were submitted to a vote of the Company’s stockholders, with the voting results indicated below:

(1)	A proposal to approve the issuance of shares of Common Stock to the Celleration Equity Holders pursuant to the terms and conditions of the Merger Agreement (the “Share Issuance Proposal”).

For	Against	Abstain
9,423,278	40,904	45,298

(2)	A proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the Share Issuance Proposal.

Because the Share Issuance Proposal received a sufficient number of votes for approval, it was unnecessary to tally the votes for the second proposal to adjourn the Special Meeting. The results reported above are final voting results. No other matters were considered or voted upon at the Special Meeting.

Item 8.01	Other Events.

On June 1, 2015, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)            Financial statements of Business Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)            Pro Forma Financial Information.

The financial statements required by this Item 9.01(b) will be filed by amendment not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)           Exhibits

Exhibit Number	Description
10.1	Credit Agreement and Guaranty, dated May 29, 2015, by and among Alliqua BioMedical, Inc., Perceptive Credit Opportunities Fund, LP and those certain subsidiary guarantors party thereto.
10.2	Pledge and Security Agreement, dated May 29, 2015, by and among Alliqua BioMedical, Inc., Perceptive Credit Opportunities Fund, LP and those certain subsidiary guarantor party thereto.
10.3	Warrant, dated May 29, 2015, by and between Alliqua BioMedical, Inc. and Perceptive Credit Opportunities Fund, LP.
99.1	Press release dated June 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: June 1, 2015	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer